EXHIBIT 10.23
UMTH Funding Services, L.P.
1702 North Collins Boulevard
Suite 100
Richardson, Texas 75080
972 889-7323
April 25, 2007
Hollis M. Greenlaw
Chief Executive Officer
UMTH Land Development, L.P.
United Development Funding III, L.P.
1812 Cindy Lane
Suite 200
Bedford, Texas 76021
                                                  Re: UDF III Credit Facility
Mr. Greenlaw:
     You have informed UMTH Funding Services, L.P. (“Funding Services”) that United Development Funding III, L.P. (the “Company”) plans to secure a revolving line of credit facility for working capital and pre-investment of offering proceeds and for other uses in connection with its real estate finance business (the “Financing”). The Company’s further intention is to have this Financing secured and in place as soon as possible. Funding Services has been asked by you to (i) act as financial advisor to the Company in connection with the Financing, (ii) arrange for a revolving line of credit facility (the “Facility”) in the amount of between $20 Million and $30 Million with a term of no less than twelve months and (iii) advise on the terms of such Financing.
     You agree to pay, or cause to be paid, to us a one-time fee equal to 1.00% of the maximum amount available under the Facility upon the closing of such Facility and only if we are successful in securing and you are successful in closing such Facility by a date no later than August 31, 2007. The fee referred to in this paragraph is payable in cash in U.S. dollars.
     As consideration for our services in connection wit the Facility, you will furnish or cause to be furnished to Funding Services such information as Funding Services believes appropriate to its assignment (all such information so furnished being the “Information”). You will promptly advise Funding Services if you become aware that any Information previously provided has become inaccurate in any material respect or is required to be updated.

     No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.
     This letter agreement shall be governed by, and construed in accordance with, the law of the State of Texas.
     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Funding Services the duplicate copy of this letter agreement enclosed herewith. We look forward to the successful conclusion of this agreement.
  Very truly yours,

UMTH Funding Services, L.P.
By:	/s/ Michael Wilson
Michael Wilson
President

Accepted and Agreed:
UNITED DEVELOPMENT FUNDING III, L.P.
By: UMTH Land Development, L.P., its general partner
By: UMT Services, Inc., its general partner
By: /s/ Hollis M. Greenlaw
       Hollis M. Greenlaw, its President and Chief Executive Officer